Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-3 filed with the SEC and immediately effective on January 11, 2022, registration statements (Nos. 333-240086 and 333-234423) on Form S-3, registration statements (Nos. 333-217810 and 333-194551) on Form S-3/A, registration statement (No. 333-216988) on Form S-8, registration statement (No. 333-196296) on Form S-3D, and Current Report on Form 8-K dated January 11, 2022 of Ready Capital Corporation of our reports dated April 30, 2021, May 1, 2020, and April 30 2019, with respect to the financial statements of Mosaic Real Estate Credit Offshore, LP as of December 31, 2020, 2019, and 2018, respectively, and for each of the years then ended, which reports appear in the Form S-4 of Ready Capital Corporation dated January 10, 2022, and to the reference to our firm under the heading “Experts” in the prospectus.

Los Angeles, California

January 11, 2022